Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT, WAIVER AND RELEASE

  YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT

This Confidential Separation Agreement, Waiver and Release (the “Agreement”) is a contract between Paul Tate (“Executive”), the Chief Operating Officer of Air Methods Corporation and Air Methods Corporation (the “Company”).  Executive and the Company wish to separate on an amicable basis and resolve any disputes between them.  Executive was presented this Agreement on April 11, 2012 (the “Notice Date”).  This Agreement shall be effective upon signature by both Parties and expiration of the seven (7) day Revocation Period referred to in Paragraph V.D. (the “Effective Date”).

THEREFORE, in consideration of the foregoing and this Agreement’s mutual promises, the sufficiency of which is acknowledged, the Parties agree as follows:

I.	TERMINATION FROM EMPLOYMENT AS COO AND PAYMENT OF WAGES DATE.

A.           Position Elimination.  The Company is consolidating its management structure and eliminating the position of Chief Operating Officer, effective April 9, 2012.  The Executive will consult with the Company to transition Executive’s duties as needed by the Company, from the Notice Date through March 1, 2013 (the “Termination Date”).  The period between the Notice Date and the Termination Date shall be called the “Transition Period.”

B.           Pay at Notice Date.  The Company paid Executive’s wages earned through the Notice Date and any accrued and unused vacation pay accrued through the Notice Date on the Notice Date.

C.           No Other Consideration Due.  Executive is entitled to no other wages, commissions, vacation pay, sick pay, bonuses, benefits or other compensation for his services through the Notice Date.

II.	CONSIDERATION FROM THE COMPANY.

A.           Separation Payments.  The Company will pay Executive severance pay in the total amount of $504,687.00 paid in eleven (11) equal monthly payments starting with the first regularly scheduled payroll after the Effective Date and concluding no later than March 15, 2013.  In addition, as required by the terms of the Economic Value Added Bonus Plan adopted February 5, 2009, Executive shall receive a lump sum payment of $649,900 (the “2013 EVA Payment”).  The parties agree that Executive shall be considered to have been terminated without cause for purposes of Executive’s 2013 EVA Payment.  In addition, the Company agrees to pay Executive $575,000 in eleven (11) equal monthly payments, starting with the first regularly scheduled payroll after the Effective Date and in accordance with the terms of a Consulting Agreement to be executed by the Executive and the Company for Executive’s assistance during the Transition Period. All amounts payable under this paragraph are subject to deductions for applicable taxes and withholdings, both Parties signing this Agreement, the expiration of the Revocation Period referred to in section V.D. below without prior revocation, re-execution of this Agreement upon the Termination Date, Executive returning all Company property and information by the Notice Date and Termination Date as required by section III.G. below, and Executive complying with all confidentiality and non-competition provisions of this Agreement.

B.           Section 409A of the Internal Revenue Code of 1986.  All payments made pursuant to this Agreement shall be subject to withholding of applicable federal, state and local income and employment taxes.  In addition, this Agreement has been drafted with the intent that it be exempt from Section 409A of the Internal Revenue Code as a short term deferral or otherwise, and the parties agree that it shall be interpreted to the maximum extent possible consistent with that intent.  Each payment of deferred compensation, if any, made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  If any payment under this Agreement gives rise, directly or indirectly, to liability for a penalty tax under Code Section 409A or an excise tax under Code Section 4999 (and/or any penalties and/or interest with respect to such penalty tax or excise tax), Executive shall bear the cost of any and all such penalties, taxes and interest.

C.           Transition Period Pay and Benefits.  As set forth in Section II.A above, the Company will pay Executive a total of $575,000.00 in wages during the Transition Period, in eleven (11) equal monthly payments starting with the first regularly scheduled payroll date after the Notice Date, less applicable taxes and withholdings, provided Executive assists the Company in good faith with the transition of Executive’s duties during the Transition Period.  Except as set forth herein, Executive shall not be entitled to any other wages, paid vacation, leave time, stock grants, or employee benefits.

D.           Insurance Coverage Eligibility.

1.           Executive’s eligibility to participate in the Company’s Medical, Dental, and Vision benefit plans will terminate on the last day of the month in which the Notice Date occurs.

2.           Executive may elect to participate in Medical, Dental, and Vision benefits provided through an outside vendor, in conjunction with continued insurance coverage available to Executive under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  COBRA coverage generally continues for eighteen (18) months or until Executive becomes covered under another group health plan (the “COBRA Period”).  Executive will be mailed a COBRA packet at Executive’s last known address.  Such packet will contain additional information about the Executive's COBRA rights and responsibilities.  Executive must be otherwise eligible for COBRA coverage, and positively elect COBRA in order to take advantage of COBRA coverage.  If Executive timely elects COBRA coverage, the Company will pay 100% of the premium to the Company’s COBRA administrator to continue Executive’s coverage for the same beneficiaries and with the same level of benefits Executive had as of the Notice Date, for twelve (12) months after the last day of the month in which the Notice Date occurs (“COBRA Payment Period”) or Executive begins other employment under which Executive is entitled to health insurance coverage, whichever occurs first.  Executive shall be responsible for paying the COBRA premium after the COBRA Payment Period expires.  Executive agrees that the cost of the premiums paid on his and his beneficiaries’ behalf, shall be reported to Executive as “deemed income” on an IRS Form W-2.

E.           Participation in 401(k) Plan.  The terms of the Company’s 401(k) Plan and any amounts due Executive under such Plan are unaffected by this Agreement.

F.           References and Press Communications.   In response to requests for references from prospective employers, the Company will provide the dates of Executive’s employment, position held, and if authorized, salary.  It will also confirm that the Company reorganized its operations and eliminated Executive’s position as Chief Operating Officer on the Notice Date and that Executive assisted with transitioning his duties during the Transition Period.  Executive will tell any prospective employer to contact only Ms. Joann Bailey, Director, Employee Services (or any future Employee Services Director) for references concerning Executive’s employment at the Company.  Executive and the Company will develop a mutually acceptable press release stating that Executive’s employment was eliminated as part of the reorganization of its operations.

G.           Unemployment Compensation.  The Company will not contest any application Executive makes for unemployment compensation benefits.  If Executive applies for unemployment compensation benefits, the Company may provide the state unemployment agency information the amount of consideration and term of severance provided under this Agreement.

III.	EXECUTIVE’S AGREEMENTS.

A.           Release of All Claims.  The term “Releasee” or “Releasees” shall be construed as broadly as possible and includes: the Company and each of the Company’s former or current agents, stockholders, directors, officers, employees, divisions, subsidiaries, parent companies, successors and affiliates (and former or current agents, stockholders, directors, officers and employees of such divisions, subsidiaries, parent companies, successors and affiliates), and all other persons acting by, through, under or in concert with any of them.  In exchange for the Company’s consideration, Executive fully releases and discharges the Releasees from all claims, actions and causes of action of any kind, known or unknown, which Executive may presently have or claim to have against any Releasee including, but not limited to, all contract and promissory estoppel claims; all wrongful discharge or employment claims; all tort claims; all claims arising under the United States or Colorado constitutions; all claims under the Civil Rights Act, Equal Pay Act, Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Rehabilitation Act, Americans with Disabilities Act, Family and Medical Leave Act, Fair Labor Standards Act, Fair Credit Reporting Act, Worker Adjustment Retraining and Notification Act, Sarbanes-Oxley Act, Immigration Reform and Control Act, Occupational Safety and Health Act, National Labor Relations Act, Colorado Wage Payment Act, and Colorado Anti-Discrimination Act; all claims arising under any other civil rights or employment laws or regulations (whether federal, state or local); any federal or state whistleblower laws or statutes; any claims based on Company policies or agreements, including severance policies and employment agreements; and all claims to attorneys’ fees or costs.

B.           Filing Claims in Future/Claims Not Released.  Executive has not filed any charge, claim, or complaint of any kind against any Releasee.  Executive shall not file against any Releasee any charge, claim or complaint arising prior to the Termination Date and seeking personal recovery or personal injunctive relief (“Personal Claim”).  Executive shall defend and indemnify the Releasees and hold the Releasees harmless from and against any Personal Claim Executive files (including attorneys’ fees and costs).  Nothing in this Agreement shall prohibit the Parties to this Agreement from bringing an action to enforce the terms of this Agreement, or shall prohibit Executive from filing any claim for unemployment compensation or workers’ compensation.  This Agreement does not change Executive’s rights under or the terms of the Amended and Restated 2006 Equity Compensation Plan.  Executive agrees that his unvested options and unvested restricted shares are not accelerated or otherwise affected by this Agreement or his termination.

C.           Non-Assignment of Claims.  Executive has not assigned or transferred any claim or any part or portion thereof (“Assigned Claim”).  Executive shall defend and indemnify the Releasees and hold the Releasees harmless from and against any Assigned Claim (including attorneys’ fees and costs).

D.           Representations.  Executive represents and warrants that Executive was permitted by the Company to take all leave to which Executive was entitled, Executive has been properly paid for all time worked while employed by the Company and Executive has received all benefits to which Executive was or is entitled.  Executive represents and warrants that Executive knows of no facts and has no reason to believe that Executive’s rights under the Fair Labor Standards Act, the Family and Medical Leave Act, the Colorado Wage Payment Act, or any other law have been violated.

E.           Confidentiality of Agreement.  Executive shall keep the fact of, terms and conditions of this Agreement strictly confidential and shall not disclose them to anyone other than Executive’s spouse, legal or tax advisors, or as may be required by law.  Executive shall obtain the agreement of any spouse, or any legal or tax advisor to be bound by this confidentiality provision prior to disclosing the terms or conditions of this Agreement.

F.           Confidentiality of Company Information.  Executive acknowledges that in the course of Executive’s employment with the Company, Executive has received Confidential Information concerning the Company, Company’s services and development of services, operations, clients, and employees.  The term “Confidential Information” means all scientific, technical, financial, marketing, product, service, operational, employee and business information of the Company, which is of a confidential, trade secret or proprietary character and which has been developed by the Company or by Executive (alone or with others) or to which Executive has had access during employment.  Some examples of Confidential Information include, but are not limited to:  (1) inventions, discoveries, markets, products and services or potential operations, markets, products and services of the Company; (2) the terms of any agreements, draft agreements or other legal documents; (3) information concerning employees, including salary information; (4) scientific or technological information related to the Company’s operations, markets, products and services, including but not limited to formulas and processes; (5) the Company’s IT systems, databases, software and computer programs and interface programs and improvements thereto and access codes and passwords, electronic codes or other coding; (6) the Company’s technology, research, trade secrets and know-how; (7) the Company’s sales techniques, product development, projections, sales records, contract terms, business plans, sales tools, and product and service pricing information; (8) the Company’s customer lists or names and addresses and other information concerning customers and potential customers, including information concerning customer requirements, customer contacts and decision-makers and decision-making processes, customer budgeting processes, customer business processes and information processing techniques, customer marketing strategies and business plans; (9) the Company’s marketing strategies, product and market development strategies, strategic business plans and market information; (10) financial analysis, financial data and reports, financial projections, profits, margins, and all other financial information; and (11) Company operational requirements and plans, vendors and vendor contacts, including information concerning vendor requirements, pricing, contacts, decision-makers, decision-making processes, business processes and plans.  Confidential Information does not include information that is or becomes known to the general public through lawful means.  Executive shall keep all Confidential Information confidential and shall not use it or disclose it to third parties without the prior written consent of the Company.  The Executive’s obligations under this Section II.F shall survive for a period of three (3) years except for trade secrets, which shall be held in confidence by Executive indefinitely.

G.           Return of Company Property.  On the Notice Date, Executive shall return and not retain copies in any form all Company documents and Information (including all Confidential Information and any other information stored on personally owned computer hard drives, floppy disks or other format) not needed during the Transition Period.  On the Termination Date, Executive shall return any remaining Company documents and Information, and any vehicles, badges, pagers, cell phones, computers, software, equipment or other property belonging to the Company.  Upon request, Executive shall certify under oath that Executive has returned to the Company all versions of source codes or other Company intellectual property and financial information in Executive’s possession, and that Executive has destroyed and not retained any source codes or other Company intellectual property or financial information on Executive’s home computer or in any other form.

H.           Non-Competition.  In consideration of the Separation Payments, the Company’s payment of premiums during the COBRA Payment Period and other consideration provided to Executive under this Agreement, and to protect the trade secret and confidential information of the Company, during the term of the Consulting Agreement and the 12-month period following the Termination Date (the “Non-Competition Period”), Executive shall not directly or indirectly, develop, own, manage, operate, join, control, be employed by, or participate in the ownership, development, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Non-Competition Provision.  During the Non-Competition Period, upon request of the Company, Executive shall notify the Company of Executive’s then current employment status, employer, and position held.

For purposes of this Non-Competition Provision:

“Restricted Enterprise” shall mean any person, corporation, partnership or other entity that competes with the Company Business (as defined below) in any Company Territory (as defined below) as of the Termination Date.   For purposes of this Agreement, any entity formed or proposed to be formed to compete with the Company Business after the Termination Date will be considered a Restricted Enterprise.

The “Company Business” shall mean any emergency air medical transport business or activities.

The “Company Territory” shall mean (1) the geographic markets in which the Company Business is being conducted by the Company as of the Termination Date (which, as of the date of this Agreement, is the United States) and (2) any other geographic market as to which the Company has, during the twelve (12) months preceding the Termination Date, devoted more than de minimis resources for the Company Business.

I.           Non-Disparagement and Non-Solicitation.  Executive shall not criticize, denigrate or otherwise disparage the Company or any other Releasee.  During the Non-Competition Period, Executive shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any: (1) employee, consultant, independent contractor, vendor, supplier, or agent of the Company to (a) terminate or otherwise adversely affect his or her employment or other business relationship (or prospective employment or business relationship) with the Company, or (b) work for Executive or any other person or entity, other than the Company or its affiliates or related entities; or (2) Customer (as defined below) for the purpose of (a) providing any goods or services related to the Company Business, or (b) interfering with or otherwise adversely affecting the contracts or relationships, or prospective contracts or relationships, between the Company (including any related or affiliated entities) and such Customers.  “Customer” means a person or entity to which the Company was providing products or services, was in active negotiations for the sale of its products or services, or was otherwise doing business as of the date of the cessation of Executive’s employment with the Company or for whom the Company had otherwise done business within the twelve (12) month period immediately preceding the cessation of Executive’s employment with the Company.

J.           Agreement Not to Seek Re-Employment.  Executive shall not seek re-employment with the Company or any Company affiliate, as an employee or independent contractor.  Executive agrees that, if Executive seeks re-employment with the Company or any Company affiliate, Executive’s application may be rejected without liability.

K.           Cooperation with Litigation or Other Legal Matters.  Executive acknowledges that Executive may have factual information or knowledge that may be useful to the Company in connection with current or future legal, regulatory or administrative proceedings.  Executive will fully cooperate with the Company in the defense or prosecution of any such claims.  Executive’s cooperation shall include being reasonably available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness.  The Company will not compensate Executive for testifying as a fact witness, but will compensate Executive for reasonable expenses associated with travel, meals, lodging or other out of pocket expenses in connection with litigation or potential litigation.  In all litigation or legal matters, Executive shall testify truthfully.

L.           Injunctive and Other Relief.  Executive agrees and acknowledges that any violation of any provision of this section III. shall constitute a material breach of this Agreement likely to cause irreparable harm to the Company.  Therefore, Executive agrees that any such breach, or threatened breach (assuming the Company acts in good faith to determine that a threatened breach is imminent and will cause irreparable harm to the Company) by Executive shall give the Company the right to specific performance through injunctive relief requiring Executive to comply with Executive’s obligations under this Agreement in addition to any other relief or damages allowed by law.  In addition, if the Company has reason to seek injunctive or other legal relief to enforce any provision of this section III., it may suspend any Separation Payments or other consideration otherwise payable to Executive at that time for a period of (i) thirty (30) days if the Company seeks injunctive relief; or (ii) if the Company seeks legal relief other than injunctive relief, the date on which (x) the Company and Executive settle any disputes hereunder, or (y) a court issues a final binding (non-appealable) decision.  The Company may seek recovery of any Separation Payments or other consideration paid to Executive if any disputes arise hereunder.  Any suspension of Separation Payments or other consideration to be paid, or any recovery of paid Separation Payments or other paid consideration, shall not void Executive’s release of claims under this Agreement, which shall remain in full force and effect.

IV.	DENIAL OF ANY LIABILITY.

The Company denies any liability to Executive.  The Parties agree that this Agreement may not be used as evidence; does not constitute an adjudication or finding on the merits; and is not, and shall not be construed as, an admission by the Company of a breach of any contract or agreement; a violation of the Company’s policies and procedures; or a violation of any state or federal laws or regulations.  After execution (including signatures by both Executive and the Company), this Agreement may be introduced in evidence to enforce its terms.

V.	OPPORTUNITY TO CONFER AND OBTAIN ADVICE FROM OTHERS, INCLUDING ATTORNEYS.

A.           Input from Both Parties.  The terms of this Agreement have been negotiated with input from both Executive and the Company.  The Agreement shall not be interpreted in favor of either the Executive or the Company.

B.           Opportunity to Confer.  The Company advises Executive to confer with an attorney of Executive’s own choosing before entering into this Agreement.  Executive represents that Executive has had a full opportunity to confer with an attorney and, if Executive has not done so, Executive has knowingly and voluntarily waived the right to confer with an attorney before entering into this Agreement.

C.           Opportunity to Consider.  Executive may take up to twenty-one (21) days starting with the Notice Date (the “Consideration Period”) to consider whether to execute this Agreement, after which, if this Agreement has not yet been executed, the Company’s offer to enter into this Agreement shall automatically expire.  If Executive signs this Agreement prior to the expiration of the Consideration Period, Executive represents that Executive fully understands that Executive has been given the Consideration Period to consider whether to enter into this Agreement and has knowingly and voluntarily waived that opportunity.

D.           Opportunity to Revoke.  Executive has the opportunity to revoke this Agreement within seven (7) days after signing it (“Revocation Period”), by delivering a written revocation to only Ms. Joann Bailey, Director, Employee Services.  If this Agreement is revoked by Executive, it will be revoked in its entirety.  Revocation will be effective only upon return of any consideration provided by the Company under Section II above.  This Agreement shall not be effective until the Revocation Period has passed without revocation and both Parties have signed the Agreement.

E.           Waiver of Age Related Claims.  By entering into this Agreement, Executive releases and relinquishes all rights and claims arising under the Age Discrimination in Employment Act, as well as other federal and state laws protecting employees from discrimination, arising up to and including the date of execution of this Agreement.

F.           Second Signature On Termination Date. Executive shall re-execute this Agreement on the Termination Date.

G.           No Waiver of Future Claims.  By entering into this Agreement, Executive is not waiving any rights or claims that may arise after the dates on which this Agreement is executed.

VI.	COMPLETE AGREEMENT.

This Agreement is an integrated document.  It constitutes and contains the entire agreement and understanding between the Parties, and supersedes and replaces all prior negotiations and all agreements concerning the subject matters hereof.

VII.	SEVERABILITY OF INVALID PROVISIONS.

If a court of competent jurisdiction declares any provision of this Agreement invalid, void, voidable, or unenforceable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the Parties’ express desire that the Company be protected to the greatest possible extent under applicable law from improper competition and the misuse or disclosure of trade secrets and Confidential Information.  To the extent such a provision (or portion thereof) may not be reformed so as to make it enforceable, it may be severed and the remaining provisions shall remain fully enforceable.

VIII.	CHOICE OF LAW/ATTORNEYS’ FEES/WAIVER OF RIGHT TO TRIAL BY JURY.

This Agreement has been negotiated within the State of Colorado and the rights and obligations of the Parties to this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to any jurisdiction’s principles of conflict of laws.  In any action brought to enforce this Agreement, the substantially prevailing party shall be awarded its or his reasonable legal fees (including but not limited to attorney, paralegal and expert fees) and costs, to the maximum extent permitted by law, and the action shall be tried to a court without a jury.

IX.	NO WAIVER OF BREACH.

No waiver of any breach of any term or provision of this Agreement shall be binding unless in writing and signed by the party waiving the breach.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.

X.	KNOWING AND VOLUNTARY WAIVER.

Executive has carefully read and fully understands all of the provisions of this Agreement.  Executive knowingly and voluntarily enters into this Agreement.

XI.	FURTHER ASSURANCES.

The parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms of this Agreement.

XII.	HEADINGS NOT BINDING/COUNTERPARTS/ORIGINALS AND COPIES.

The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part of or terms of this Agreement.  This Agreement may be executed in counterparts.  A photocopy or facsimile copy of this Agreement shall be as effective as an original.

EXECUTIVE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT.  EXECUTIVE REPRESENTS THAT EXECUTIVE IS ENTERING INTO THIS AGREEMENT VOLUNTARILY AND THAT THE CONSIDERATION EXECUTIVE RECEIVES IN EXCHANGE FOR EXECUTING THIS AGREEMENT IS GREATER THAN THAT TO WHICH EXECUTIVE WOULD BE ENTITLED IN THE ABSENCE OF THIS AGREEMENT.  EXECUTIVE REPRESENTS THAT EXECUTIVE IS NOT RELYING ON ANY REPRESENTATION OR UNDERSTANDING NOT STATED IN THIS AGREEMENT.

Executed this 11th day of April, 2012.

/s/ Paul Tate
Paul Tate

Re-Executed this ____ day of March, 2013.

Paul Tate

Executed this 11th day of April, 2012.

Air Methods Corporation

By:	/s/ Crystal Gordon
Crystal Gordon,
General Counsel and Secretary